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                                                                    Exhibit 3.04


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            BROADBASE SOFTWARE, INC.
                       BEFORE RECEIPT OF PAYMENT FOR STOCK


     Broadbase Software, Inc., a Delaware corporation, does hereby certify that:

     1.   The corporation has not received any payment for any of its stock.

     2. The amendment set forth below to the corporation's Certificate of Incorporation ("Certificate") was duly adopted by a majority of its directors in accordance with the provisions of Section 241 of the Delaware General Corporation Law.

     3. Article IV, Paragraph A of the Certificate is hereby amended and restated in full as follows:

                                   Article IV

     "A. Authorization of Shares. The total number of shares of all classes of stock which the corporation has authority to issue is one hundred five million one hundred fifty-four thousand and forty-six (105,154,046) shares, consisting of two classes: ninety million (90,000,000) shares of Common Stock, $0.001 par value per share, and fifteen million one hundred fifty-four thousand and forty-six (15,154,046) shares of Preferred Stock, $0.001 par value per share."






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     IN WITNESS WHEREOF, said corporation has caused this Certificate of
Amendment to be executed by its duly authorized officer this 15th day of July, 1999.


                                       BROADBASE SOFTWARE, INC.



                                       By: /s/ CHUCK BAY
                                           -------------------------------------
                                           Chuck Bay, Chief Financial Officer,
                                           General Counsel, Executive Vice
                                           President Business Development and
                                           Corporate Secretary



     I declare under penalty of perjury under the laws of the State of Delaware and the United States of America that the foregoing is true and correct and that this declaration was executed on July 15, 1999 at Palo Alto, California.


                                       By: /s/ Chuck Bay
                                           -------------------------------------
                                           Chuck Bay


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